UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 7, 2019

Clearside Biomedical, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37783	45-2437375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

900 North Point Parkway, Suite 200

Alpharetta, GA 30005

(Address of principal executive offices, including zip code)

(678) 270-3631

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company           ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial account standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 5.02                                           Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)                                 Resignation of Daniel White as President and Chief Executive Officer and as a Board Member

On April 7, 2019, Daniel White resigned as the President and Chief Executive Officer of Clearside Biomedical, Inc. (the “Company”) and as a member of the Company’s board of directors (the “Board”).

In connection with Mr. White’s resignation, the Board approved the following severance benefits for Mr. White, contingent upon him signing a separation agreement containing a release and certain restrictive covenants: (a) an amount equal to 18 months of his annual base salary, less applicable deductions, payable in accordance with the Company’s normal payroll schedule; (b) reimbursement of the cost of health insurance premiums for 18 months or, if shorter, until he obtains reasonably comparable health insurance coverage; (c) acceleration of vesting of each equity award held by him to the extent the award would have vested had he remained employed for 18 months following his resignation; and (d) an extended exercise period for each equity award held by him such that he may exercise vested shares under his outstanding equity awards until the earlier of 90 days following the Company’s 2020 annual meeting of stockholders or the expiration date of the applicable equity award.

(c)                                  Appointment of George Lasezkay as Interim Chief Executive Officer

On April 7, 2019, the Board appointed George Lasezkay, Pharm.D., J.D. as the Company’s Interim Chief Executive Officer. In connection with Dr. Lasezkay’s appointment as Interim Chief Executive Officer, Jeffrey Edwards replaced Dr. Lasezkay as a member of the Audit Committee and Clay Thorp replaced Dr. Lasezkay as Chair of the Nominating and Corporate Governance Committee on April 7, 2019.

There is no arrangement or understanding between Dr. Lasezkay and any other person pursuant to which he was selected as an officer of the Company, and there is no family relationship between Dr. Lasezkay and any of the Company’s other directors or executive officers. Additional information about Dr. Lasezkay is set forth below:

George Lasezkay, Pharm.D., J.D., age 67, has served as a director of the Company since August 2017. Dr. Lasezkay has served as an Adjunct Professor, Pharmaceutical Law and Policy at the University of San Diego School of Law since January 2013.  He previously served as Executive Vice President and General Counsel of Acucela Inc., a pharmaceutical company, from August 2015 to July 2016.  Prior to Acucela, Dr. Lasezkay served as President of Horizon Pharma Consulting Group from 2005 to December 2015.  Prior to Horizon, Dr. Lasezkay served in various roles of increasing responsibility at Allergan, Inc. a global pharmaceutical and medical aesthetics company, from 1989 to 2002, most recently as the Corporate Vice President for Corporate Development from 1996 to 2002. Dr. Lasezkay received his B.S. and Pharm.D. degrees from the University of Buffalo, a J.D. degree from the University of Southern California Gould School of Law and a Certificate, Dispute Resolution from Pepperdine University School of Law.

In connection with his appointment as Interim Chief Executive Officer, on April 7, 2019, the Company granted Dr. Lasezkay an option to purchase 250,000 shares of the Company’s common stock. The shares underlying this stock option will vest in six equal monthly installments beginning on May 7, 2019, subject to Dr. Lasezkay’s continuous service through each such date. The exercise price for the stock option is $1.40 per share, which was the closing price of the Company’s common stock on the Nasdaq Global Market on April 5, 2019, the last trading day prior to the date of grant.

Item 7.01. Regulation FD Disclosure.

On April 8, 2019, the Company issued a press release announcing the resignation of Mr. White and the appointment of Dr. Lasezkay as the Interim Chief Executive Officer. A copy of this press release is furnished herewith as Exhibit 99.1 to this Current Report on Form 8-K.

Item 9.01.                                        Financial Statements and Exhibits.

(d)                                 Exhibits.

Exhibit
Number	Description
99.1	Press Release, dated April 8, 2019

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CLEARSIDE BIOMEDICAL, INC.

	By:	/s/ Charles A. Deignan
Date: April 11, 2019		Charles A. Deignan
Chief Financial Officer